Exhibit 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2015 AND 2014

(UNAUDITED)

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Operating Revenues	$249,970	$203,977

Operating Expenses
Operation
Purchased power	97,102	53,130
Operation and maintenance	60,793	56,398
Transmission wholesale	19,709	20,911
Depreciation and amortization	18,329	16,289
Taxes - other than income taxes	23,424	21,213
Total Operating Expenses	219,357	167,941
Operating Income	30,613	36,036

Other Income and (Deductions), net (Note H), (Note A)	3,427	4,169

Interest Charges, net
Interest on long-term debt	10,565	10,559
Other interest, net	575	101
	11,140	10,660
Amortization of debt expense and redemption premiums	369	377
Total Interest Charges, net	11,509	11,037

Income from Equity Investments	2,936	3,386

Income Before Income Taxes	25,467	32,554

Income Taxes (Note E)	7,714	9,954

Net Income	$17,753	$22,600

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	March 31, 2015	March 31, 2014
Current Assets
Unrestricted cash and temporary cash investments	$36,915	$15,059
Restricted cash	910	2,179
Utility accounts receivable less allowance of $3,000 and $3,000, respectively	124,897	142,233
Unbilled revenues	45,367	35,520
Current regulatory assets (Note A)	51,759	297,677
Materials and supplies, at average cost	5,743	4,269
Deferred income taxes	-	184
Refundable taxes	2,861	-
Prepayments	12,587	10,044
Current portion of derivative assets (Note A), (Note K)	6,847	9,073
Other current assets	89	946
Total Current Assets	287,975	517,184

Other Investments
Equity investment in GenConn (Note A)	111,709	116,222
Other	8,832	8,123
Total Other Investments	120,541	124,345

Net Property, Plant and Equipment (Note A)	1,956,326	1,863,379

Regulatory Assets (Note A)	448,231	364,975

Deferred Charges and Other Assets
Unamortized debt issuance expenses	5,659	6,400
Other long-term receivable	1,489	1,494
Derivative assets (Note A), (Note K)	19,583	30,868
Other	20,016	12,849
Total Deferred Charges and Other Assets	46,747	51,611

Total Assets	$2,859,820	$2,921,494

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	March 31, 2015	March 31, 2014
Current Liabilities
Accounts payable	$93,670	$119,166
Accrued liabilities	25,968	22,050
Current regulatory liabilities (Note A)	5,130	247,792
Deferred income taxes (Note E)	24,248	-
Interest accrued	9,685	9,672
Taxes accrued	20,902	37,555
Current portion of derivative liabilities (Note A), (Note K)	23,193	26,791
Total Current Liabilities	202,796	463,026

Deferred Income Taxes (Note E)	536,647	488,096

Regulatory Liabilities	119,159	100,947

Other Noncurrent Liabilities
Pension accrued	154,843	98,893
Other post-retirement benefits accrued	56,455	45,685
Derivative liabilities (Note A), (Note K)	76,008	81,374
Other	6,019	6,401
Total Other Noncurrent Liabilities	293,325	232,353

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	845,460	845,460

Common Stock Equity
Common stock	1	1
Paid-in capital	704,730	629,730
Retained earnings	157,702	161,881
Net Common Stock Equity	862,433	791,612

Total Capitalization	1,707,893	1,637,072

Total Liabilities and Capitalization	$2,859,820	$2,921,494

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

 THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(Thousands of Dollars)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities
Net income	$17,753	$22,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,699	16,666
Deferred income taxes	161	(84)
Pension expense	5,745	4,234
Allowance for funds used during construction (AFUDC) - equity	(1,510)	(1,954)
Undistributed (earnings) losses in equity investments	(2,935)	(3,388)
Other regulatory activity, net	(16,039)	(23,470)
Other non-cash items, net	19	(2,638)
Changes in:
Accounts receivable, net	(21,285)	(36,280)
Unbilled revenues	1,221	12,263
Prepayments	(8,836)	(7,921)
Accounts payable	(13,275)	45,316
Interest accrued	(1,800)	(2,385)
Cash distribution received from GenConn	2,839	3,271
Taxes accrued and refundable	7,829	25,477
Accrued liabilities	(844)	2,188
Accrued pension	(2,392)	(6,091)
Accrued post-employment benefits	(155)	(193)
Other assets	(455)	(736)
Other liabilities	(177)	1,340
Total Adjustments	(33,190)	25,615
Net Cash provided by Operating Activities	(15,437)	48,215

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(38,082)	(33,787)
Cash distribution from GenConn	2,581	2,134
Deposits in New England West Solution (NEEWS) (Note C)	(1,451)	(1,044)
Changes in restricted cash	141	(133)
Intercompany receivable	15,000	4,000
Net Cash (used in) Investing Activities	(21,811)	(28,830)

Cash Flows from Financing Activities
Payment of common stock dividend	(22,200)	(21,200)
Net Cash (used in) Financing Activities	(22,200)	(21,200)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(59,448)	(1,815)
Balance at beginning of period	96,363	16,874
Balance at end of period	$36,915	$15,059

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$10,624	$8,210

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
March 31, 2015 and 2014
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of March 31, 2013	100	$1	$629,730	$185,433	$815,164

Net income				79,748	79,748
Cash dividends				(103,300)	(103,300)
Balance as of March 31, 2014	100	$1	$629,730	$161,881	$791,612

Net income				79,521	79,521
Cash dividends				(83,700)	(83,700)
Equity infusion from parent			75,000		75,000
Balance as of March 31, 2015	100	$1	$704,730	$157,702	$862,433

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG affiliates) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP) and in accordance with the uniform systems of accounts prescribed by the FERC and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, May 8, 2015.

Derivatives

UI is party to contracts that are derivatives.

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act, PURA solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement between UI and CL&P pursuant to which approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be fully recoverable by UI and CL&P through electric rates, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of March 31, 2015, UI has recorded a gross derivative asset of $26.4 million ($5.4 million of which is related to UI’s portion of the CfD signed by CL&P), a regulatory asset of $78.0 million, a gross derivative liability of $99.2 million ($72.9 million of which is related to UI’s portion of the CfD

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

signed by CL&P) and a regulatory liability of $5.3 million.  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The gross derivative assets and liabilities as of March 31, 2015 and 2014 were as follows:

	March 31, 2015	March 31, 2014
	(In Thousands)
Gross derivative assets:
Current Assets	$6,847	$9,073
Deferred Charges and Other Assets	$19,583	$30,868

Gross derivative liabilties:
Current Liabilities	$23,193	$26,791
Noncurrent Liabilities	$76,008	$81,374

The unrealized gains and losses from fair value adjustments to these derivatives, which are recorded in regulatory assets or regulatory liabilities, for three-month periods ended March 31, 2015 and 2014 were as follows:

	Three Months Ended March 31,
	2015	2014
	(In Thousands)

Regulatory Assets - Derivative liabilities	$13,769	$(71,619)

Regulatory Liabilities - Derivative assets	$1,197	$(2,942)

The fluctuations in the balances of the derivatives as well as the related unrealized gains in the three-month period ended March 31, 2015 compared to the three-month period ended March 31, 2014 are primarily due to fluctuations in forward prices for capacity and reserves.

Equity Investments

UI is party to a 50-50 joint venture with the NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $111.7 million and $114.2 million as of March 31, 2015 and December 31, 2014, respectively.  As of March 31, 2015, there was an immaterial amount of undistributed earnings from UI’s equity investment in GenConn.

UI’s pre-tax income from its equity investment in GenConn was $2.9 million and $3.4 million for the three-month periods ending March 31, 2015 and 2014, respectively.

Cash distributions from GenConn are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  UI received cash distributions from GenConn of $5.4 million in each of the three-month periods ending March 31, 2015 and 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Regulatory Accounting

Unless otherwise stated below, all of UI’s regulatory assets earn a return.  UI’s regulatory assets and liabilities as of March 31, 2015 and 2014 included the following:

	Remaining Period	March 31, 2015	March 31, 2014
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$-	$238,868
Unamortized redemption costs	7 to 19 years	10,298	11,101
Pension and other post-retirement benefit plans	(b)	201,346	137,636
Income taxes due principally to book-tax differences	(c)	166,039	151,190
Contracts for differences	(d)	78,045	71,116
Deferred transmission expense	(e)	20,981	8,719
Excess generation service charge	(f)	-	11,542
Storm costs	(g)	-	14,573
Other	(h)	23,281	17,907
Total regulatory assets		499,990	662,652
Less current portion of regulatory assets		51,759	297,677
Regulatory Assets, Net		$448,231	$364,975

Regulatory Liabilities:
Accumulated deferred investment tax credits	29 years	$4,282	$4,428
Income taxes due principally to book-tax differences	(c)	-	200,674
Deferred gain on sale of property	(a)	-	37,933
Excess generation service charge	(f)	16,825	-
Middletown/Norwalk local transmission network service collections	35 years	20,685	21,258
Asset removal costs	(h)	69,460	71,465
Contracts for differences	(d)	5,274	2,942
Other	(h)	7,763	10,039
Total regulatory liabilities		124,289	348,739
Less current portion of regulatory liabilities		5,130	247,792
Regulatory Liabilities, Net		$119,159	$100,947

(a)	Asset/Liability relates to the Competitive Transition Assessment (CTA). Balances are fully offset by amounts primarily included in income taxes, due principally to book-tax differences. Total CTA costs recovery and stranded cost amortization are complete. As a result of the outcome of UI’s 2013 distribution rate request, PURA approved UI’s proposed rate treatment to leave CTA rates unchanged until January 1, 2014 at which point the charge ended. The remaining balances were eliminated.
(b)	Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(c)	Amortization period and/or balance vary depending on the nature and/or remaining life of the underlying assets/liabilities.
(d)	Asset life is equal to delivery term of related contracts (which vary from approximately 5 - 12 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K); amount, which does not earn a return, is fully offset by corresponding derivative asset/liability. See “-Contracts for Differences” discussion above for additional information.
(e)	Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(f)	Regulatory asset or liability which defers generation-related and nonbypassable federally mandated congestion costs or revenues for future recovery from or return to customers. Amount fluctuates based upon timing differences between revenues collected from rates and actual costs incurred.
(g)	Storm costs include accumulated costs for major storms occurring from January 2009 forward.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(h)
Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities; asset amount includes decoupling ($4.7 million) and certain other amounts that are not currently earning a return

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venture, NRG affiliates.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see “–Equity Investments” as well as Note (C) Regulatory Proceedings – Equity Investment in Peaking Generation.

UI has identified the selected capacity resources with which it has CfDs as VIEs and has concluded that it is not the primary beneficiary as it does not have the power to direct any of the significant activities of these capacity resources.   As such, UI has not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

UI has identified the entities for which it is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UI has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as it does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.

New Accounting Pronouncements

In April 2015, the FASB issued Accounting Standards Update (ASU) 2015-03, “Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs” which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability.  ASU 2015-03 is effective for interim and annual reporting periods beginning after December 15, 2015 and is to be applied retrospectively.  The effect that adopting this new accounting guidance will have on our consolidated financial statements will be reductions in both Deferred Charges and Other Assets and Long-term debt on the consolidated balance sheet.  This effect is not expected to be material to UIL Holdings’ consolidated financial statements.

In April 2015, the FASB issued a proposal to defer by one year the effective date of ASU 2014-09 which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  A final decision is expected in the second quarter of 2015.  We are currently evaluating the effect that adopting this new accounting guidance will have on our consolidated financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of March 31, 2015 and 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(C)   REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Connecticut statutes to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

UI’s allowed distribution return on equity established by PURA is 9.15%.  UI is required to return 50% of any distribution earnings over the allowed twelve month level to customers by means of an earnings sharing mechanism.

Power Supply Arrangements

UI has wholesale power supply agreements in place for its entire standard service load for the first half of 2015, 80% of its standard service load for the second half of 2015 and for 20% of its standard service load for the first half of 2016.  Supplier of last resort service is procured on a quarterly basis, however, from time to time there are no bidders in the procurement process for supplier of last resort service and in such cases UI manages the load directly.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating at Standard & Poor’s or two ratings at Moody’s and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings at Standard & Poor’s and three ratings at Moody’s to fall below investment grade.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such an event had occurred as of March 31 2015, UI would have had to post an aggregate of approximately $19.7 million in collateral.  UI would have been and remains able to provide that collateral.

New Renewable Source Generation

Pursuant to Connecticut law (PA 13-303), on September 19, 2013, at the direction of the Connecticut Department of Energy and Environmental Protection, (DEEP), UI entered into two contracts for energy and/or RECs from Class I renewable resources, totaling approximately 3.5% of UI’s distribution load, which were subsequently approved by PURA.  Costs of each of these agreements will be fully recoverable through electric rates.  On December 18, 2013, Allco Finance Limited, an unsuccessful bidder for such contracts, filed a complaint against DEEP in the United States District Court in Connecticut alleging that DEEP’s direction to UI and CL&P to enter into the contracts violated the Supremacy Clause of the U.S. Constitution and the Federal Power Act by setting wholesale electricity rates.  This complaint was dismissed in December 2014.  On January 2, 2015 Allco filed an appeal with the United States Court of Appeals for the Second Circuit.

Transmission

PURA decisions do not affect the revenue requirements determination for UI’s transmission business, including the applicable return on equity (ROE), which is within the jurisdiction of the FERC.  For 2015, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 11.3% to 11.4%.  This includes the impact of the FERC order issued on October 16, 2014, and excludes any impacts of the reserve adjustment, both of which are discussed below.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Council (OCC), filed a joint complaint (Initial Complaint) with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE of 11.14% used in calculating formula rates for transmission service under the ISO-NE Open Access

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Transmission Tariff by the New England transmission owners was not just and reasonable and seeking a reduction of the base ROE and a refund to customers for a refund period of October 1, 2011 through December 31, 2012 (refund period).

Based on the August 6, 2013 initial decision of the presiding FERC Administrative Law Judge finding that the existing base ROE was unjust and unreasonable and our assessment of the ultimate outcome of the proceeding, we recorded a reserve for the refund period of $2.6 million pre-tax during the third quarter of 2013.

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, claiming that the current approved base ROE of 11.14% was not just and reasonable and seeking a reduction of the base ROE and a refund to customers for a refund period commencing December 27, 2012 (Second Complaint).

On June 19, 2014, the FERC issued an order (June Order) in the Initial Complaint, tentatively finding that the just and reasonable base ROE for the New England transmission owners’ tariff is 10.57%.  On October 16, 2014 the FERC issued an order (October Order) confirming the New England transmission owners’ base ROE at 10.57%, with a total or maximum ROE including incentives not to exceed 11.74%, for both the refund period and going forward effective on October 16, 2014.

On July 31, 2014, certain complainants in the Initial Complaint and the Second Complaint filed a similar additional complaint (Third Complaint) with the FERC against the New England transmission owners, alleging that the then current base ROE of 11.14% was not just and reasonable, and seeking a reduction in the base ROE and refunds to customers for a 15-month refund period beginning July 31, 2014.  The complainants in the Third Complaint also asked for a determination that the top of the zone of reasonableness caps the ROE for each individual project.  The FERC consolidated the Second Complaint and Third Complaint, and stated a presiding judge decision should be rendered within twelve months of the commencement of hearing proceedings, or by December 31, 2015, with an expected decision by the FERC by October 2016.

In 2014, we updated our assessment based upon the most recent information available.  Although we cannot predict the outcome of the proceedings involving the Second and Third Complaints, we recorded additional pre-tax reserves of $5.6 million relating to potential refunds to customers under the Second and Third Complaint.  We will continue to record additional reserves through the third refund period.

On March 3, 2015, the FERC issued an Order on Rehearing in the First Complaint (the March Order) denying all rehearing requests from the complainants and the New England transmission owners.  UI recorded additional pre-tax reserves of $3.4 million in the first quarter of 2015 relating to the Third Complaint and the March Order.  As of March 31, 2015, cumulative pre-tax reserves relating to refunds and potential refunds to customers under all three claims were approximately $11.6 million, of which $2.9 million has already been refunded to customers.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (doing business as Eversource Energy), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project (GSRP), which was fully energized in November 2013, (2) the Interstate Reliability Project (IRP), which is expected to be placed in service in the fourth quarter 2015 and (3) the Central Connecticut Reliability Project, which is being reassessed as part of the Greater Hartford Central Connecticut Study (GHCC). As CL&P places assets in service, it will transfer title to certain NEEWS transmission assets to UI in proportion to UI’s investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Any termination of the Agreement pursuant to its terms would have no effect on the assets previously transferred to UI.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the originally proposed Connecticut portions of the NEEWS projects.  Based upon the current projected costs, UI’s investment rights in GSRP and IRP would be approximately $45 million.  In February 2015, ISO-NE issued its final GHCC transmission solutions report and, in March 2015, approved the proposed plan applications.  UI and Eversource are evaluating the approved projects to determine the impact on UI’s aggregate investment in NEEWS.

Deposits associated with NEEWS are recorded as assets at the time the deposit is made and they are reported in the ‘Other’ line item within the Deferred Charges and Other Assets section of the consolidated balance sheet.   When title to the assets is transferred to UI, the amount of the corresponding deposit is reclassified from other assets to plant-in-service on the balance sheet and shown as a non-cash investing activity in the consolidated statement of cash flows.

As of March 31, 2015, UI had made aggregate deposits of $45 million under the Agreement since its inception, with assets associated with the GSRP valued at approximately $24.6 million having been transferred to UI.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $0.6 million and $0.3 million in the three‑month periods ended March 31, 2015 and 2014, respectively.

Other Proceedings

On November 12, 2014, PURA issued a decision in a docket addressing UI’s semi-annual Generation Services Charge (GSC), bypassable federally mandated congestion charge and the non-bypassable federally mandated congestion charge (NBFMCC) reconciliations.  PURA’s decision allowed for recovery of $7.7 million of the $11.3 million request included in UI’s filing for the reconciliation of certain revenues and expenses relating to the period from 2004 through 2013.  This resulted in UI recording a pre-tax write-off of approximately $3.8 million during the fourth quarter of 2014, which amount included the disallowed portion of UI’s request as well as additional 2014 carrying charges.

Also on November 12, 2014, PURA issued a final decision in UI’s final Competitive Transition Assessment (CTA) reconciliation proceeding which extinguished all remaining CTA balances.  In addition, the final decision allowed for the application of an approximate $8.2 million remaining CTA regulatory liability, as well as an approximate $12.0 million regulatory liability related to the Connecticut Yankee Atomic Power Company litigation against the U.S. Department of Energy (DOE), against UI’s storm regulatory asset balance.  The final decision required that remaining regulatory liability balance be applied to the GSC “working capital allowance” and be returned to customers through the NBFMCC.

Because the two decisions noted above do not conform to ratemaking principles, UI filed appeals with the State of Connecticut Superior Court in December 2014 for both the GSC/NBFMCC and the CTA final decisions.  On February 3, 2015, PURA filed a motion to dismiss UI’s appeal of the CTA final decision.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

As of March 31, 2015, UI did not have any borrowings outstanding under the revolving credit agreement, which will expire on November 30, 2016, entered into by and among UIL Holdings and its regulated subsidiaries including UI (the Credit Facility).  Available credit under the Credit Facility at March 31, 2015 totaled $250 million for UI.  UI records borrowings under the Credit Facility as short‑term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

(E) INCOME TAXES

The significant portion of UI’s income tax expense, including deferred taxes, is recovered through its utility rates.  UI’s annual income tax expense and associated effective tax rate is impacted by differences in the treatment of

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

certain transactions for book and tax purposes and by differences between the timing of deferred tax temporary difference activity and deferred tax recovery.  In accordance with ASC 740, UI uses an estimated annual effective tax rate approach to calculate interim period income tax expense for ordinary income.  UI also records separate income tax effects for significant unusual or infrequent items.  The annualized effective income tax rates for the three-month periods ended March 31, 2015 and 2014 were 30.3% and 30.8%, respectively.  Income tax expense for the first quarter of 2015 decreased $2.2 million from the first quarter of 2014 due primarily lower pre-tax book income.

(G)    PENSION AND OTHER BENEFITS

In April 2015, UI made pension contributions of $2.3 million.  Additional contributions during the remainder of 2015 are expected to aggregate $4.6 million.

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three-month periods ended March 31, 2015 and 2014:

The components of net periodic benefit cost are:

	Three Months Ended March 31,
	Pension Benefits				Other Post-Retirement Benefits
	2015		2014		2015		2014
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,955		$1,467		$290		$251
Interest cost	5,542		5,791		859		895
Expected return on plan assets	(7,190)		(6,968)		(462)		(454)
Amortization of:
Prior service costs	(1)		66		13		9
Actuarial (gain) loss	4,472		3,146		266		32
Net periodic benefit cost	$4,778		$3,502		$966		$733

Discount rate	4.20%-4.30%		4.90%-5.20%		4.30%		5.20%
Average wage increase	3.80%		3.80%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Composite health care trend rate (current year)	N/	A	N/	A	7.00%		7.00%
Composite health care trend rate (2019 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

(H)  RELATED PARTY TRANSACTIONS

UI received cash distributions from GenConn of $5.4 million in each of the three-month periods ending March 31, 2015 and 2014.

Inter-company Transactions

UI receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst UI and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  As of March 31, 2015 and 2014, the Balance Sheet reflects inter-company receivables of $4.4 million and $28.6 million, respectively, and inter-company payables of $12.6 million and $49.1 million, respectively.

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Dividends/Capital Contributions

If necessary, UI makes wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per PURA.  For the three months ended March 31, 2015 and 2014, UI accrued and paid dividends to UIL Holdings of $83.7 million and $103.3 million, respectively.

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, UI is involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, UI accrues a reserve and discloses the reserve and related matter.  UI discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, UI cannot assure you that their assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company, an inactive nuclear generating company (Connecticut Yankee), the carrying value of which was $0.2 million as of March 31, 2015.  Connecticut Yankee has completed the physical decommissioning of its generation facilities and is now engaged primarily in the long-term storage of its spent nuclear fuel. Connecticut Yankee collects its costs through wholesale FERC-approved rates from UI and several other New England utilities.  UI recovers these costs from its customers through electric rates.

DOE Spent Fuel Litigation

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 spent fuel and high level waste disposal contract between Connecticut Yankee and the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001, which was affirmed in May 2012.  Connecticut Yankee received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which was credited back to customers through the CTA.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In November 2013, the court issued a final judgment, which was not appealed, awarding Connecticut Yankee damages of $126.3 million.  In light of its ownership share, in June 2014, UI received approximately $12.0 million of such award which was applied, in part, against the remaining storm regulatory asset balance.  The remaining regulatory liability balance was applied to the GSC “working capital allowance” and will be returned to customers through the nonbypassable federally mandated congestion charge.  See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Other Proceedings” for additional information.

In August 2013, Connecticut Yankee filed a third set of complaints with the United States Court of Federal Claims against the DOE seeking an unspecified amount of damages incurred since January 1, 2009 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, we may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of our subsidiaries.  Significant environmental issues known to us at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In January 2012 Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat), subsequent owners of a former generation site in New Haven (English Station) that UI sold in 2000, filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.   In December 2013, Evergreen and Asnat filed a subsequent lawsuit in Connecticut state court seeking among other things: (i) remediation of the property; (ii) reimbursement of remediation costs; (iii) termination of UI’s easement rights; (iv) reimbursement for costs associated with securing the property; and (v) punitive damages.  UI believes the claims are without merit.  UI’s knowledge of the current conditions at the English Station site is insufficient for it to make a reliable remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suits, and thus has not recorded a liability related to it and no amount of loss, if any, can be reasonably estimated at this time.

In April 2013, DEEP issued an administrative order addressed to UI, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  Mediation of the matter began in the fourth quarter of 2013 and is continuing.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site and no amount of loss, if any, can be reasonably estimated at this time.

UI performed an environmental analysis on transmission-related property adjacent to the New Haven Harbor Generating Station that indicated remediation expenses would be approximately $3.2 million.  UI has accrued these estimated expenses, which were recovered in transmission rates.

Middletown/Norwalk Transmission Project

The general contractor responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed a lawsuit in Connecticut state court on September 22, 2009.  On September 3, 2013, the court found for UI on all claims but one related to certain change orders, and ordered UI to pay the Contractor approximately $1.3 million, which has since been paid.  On October 22, 2013, the general contractor filed an appeal of the Court’s ruling, which remains pending.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.

In April 2013, an affiliate of the general contractor for the Middletown/Norwalk Transmission Project, purporting to act as a shareholder on behalf of UIL Holdings, filed a complaint against the UIL Holdings Board of Directors alleging that the directors breached a fiduciary duty by failing to undertake an independent investigation in response to a letter from the affiliate asking for an investigation regarding alleged improper practices by UI in connection with the Middletown/Norwalk Transmission Project.  In October 2013, the court granted the defendants’ motion to dismiss the complaint, which dismissal was affirmed by the Connecticut Appellate Court in March 2015.

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value of UI’s financial assets and liabilities, other than pension benefits and other postretirement benefits, as of March 31, 2015 and 2014.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2015	(In Thousands)
Assets:
Derivative assets	$-	$-	$26,430	$26,430
Supplemental retirement benefit trust life insurance policies	-	8,678	-	8,678
	$-	$8,678	$26,430	$35,108

Liabilities:
Derivative liabilities	$-	$-	$99,201	$99,201
Long-term debt	-	983,206	-	983,206
	$-	$983,206	$99,201	$1,082,407

Net fair value assets/(liabilities), March 31, 2015	$-	$(974,528)	$(72,771)	$(1,047,299)

March 31, 2014
Assets:
Derivative assets	$-	$-	$39,941	$39,941
Supplemental retirement benefit trust life insurance policies	-	7,976	-	7,976
	$-	$7,976	$39,941	$47,917

Liabilities:
Derivative liabilities	$-	$-	$108,166	$108,166
Long-term debt	-	933,870	-	933,870
	$-	$933,870	$108,166	$1,042,036

Net fair value assets/(liabilities), March 31, 2014	$-	$(925,894)	$(68,225)	$(994,119)

Fair value measurements categorized in Level 3 of the fair value hierarchy are prepared by individuals with expertise in valuation techniques, pricing of energy and energy-related products, and accounting requirements.  The derivative assets consist primarily of CfDs.  The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the March 31, 2015 or March 31, 2014 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  UI believes this methodology provides the most reasonable estimates of the amount of future discounted cash flows associated with the CfDs.  Additionally, on a quarterly basis, UI performs analytics to ensure that the fair value of the derivatives is consistent with changes, if any, in the various fair value model inputs.  Additional quantitative information about Level 3 fair value measurements is as follows:

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NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

	Unobservable Input	Range at March 31, 2015	Range at March 31, 2014

Contracts for differences	Risk of non-performance	0.00% - 0.64%	0.00% - 0.69%
	Discount rate	1.37% - 2.03%	1.73% - 2.88%
	Forward pricing ($ per MW)	$3.15 - $11.19	$2.95 - $14.59

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of March 31, 2015 and 2014 in the active markets for the various funds within which the assets are held.

Long-term debt is carried at cost on the consolidated balance sheet.  The fair value of long-term debt as displayed in the table above is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following table sets forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the three-month period ended March 31, 2015.

Three Months Ended March 31, 2015
(In Thousands)

Net derivative assets/(liabilities), December 31, 2014	$(57,804)
Unrealized gains and (losses), net	(14,967)
Net derivative assets/(liabilities), March 31, 2015	$(72,771)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of March 31, 2015	$(14,967)

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the three-month period ended March 31, 2015.  The amounts offset the net CfDs liabilities included in the derivative liabilities detailed above.

Three Months Ended March 31, 2015
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2014	$57,804
Unrealized (gains) and losses, net	14,967
Net regulatory assets/(liabilities), March 31, 2015	$72,771